Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2014 RESULTS

Issues Guidance for Second Quarter and Fiscal 2014

Declares Quarterly Dividend

Secaucus, New Jersey – May 22, 2014 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended May 3, 2014.

“We delivered first quarter results which exceeded our expectations despite weather challenges that continued into early April. We achieved a positive 9% sales comp in April with the benefit of a later Easter and normalized weather patterns in the Northeast and Midwest regions of the United States. Our sales acceleration is a positive catalyst as we move forward into the second quarter” said Jane Elfers, President and Chief Executive Officer.

Elfers continued, “We opened 13 International franchise stores during the first quarter, including 10 stores in Israel, our first in that market, and the results have been very encouraging. We are announcing a new franchise agreement with Grupo David, for store openings in Latin America and the Caribbean beginning in the fall of 2014.”

“In early May, we successfully completed the transition to our new ERP system which enables us to implement state of the art inventory management capabilities that will significantly enhance our ability to drive sales and margin improvement. Our ERP system also allows us to more rapidly expand our wholesale and international businesses.”

“As a result of our fleet optimization initiative, we have made the decision to curtail new store openings in North America for 2014 and beyond, and reprioritize our capital investments to our omni-channel growth initiatives.”

“We continue to be committed to returning capital to shareholders, and during the first quarter we paid our first ever dividend and repurchased $26.5 million in stock. Our second quarter dividend will be paid in July to shareholders of record as of June 27th” concluded Ms. Elfers.

First Quarter 2014 Results

Net sales were $410.1 million in the first quarter of 2014. The quarter included the negative impact of approximately $3.5 million from currency exchange rate fluctuations. This compares to net sales of $423.2 million for the first quarter of 2013. Comparable retail sales declined 3.6% for the first quarter 2014.

Net income was $13.6 million, or $0.61 per diluted share, in the first quarter of 2014, compared to $19.3 million, or $0.83 per diluted share, the previous year. Adjusted net income was $15.3 million, or $0.68 per diluted share, compared to $19.3 million, or $0.83 per diluted share, the previous year.

Gross profit was $148.3 million, compared to $163.3 million in the first quarter of 2013. Adjusted gross profit in the first quarter of 2014 was $148.4 million, and declined 240 basis points to 36.2% of sales due to deleverage on the lower sales base and modest merchandise margin deleverage.

As a result of the Company’s strong expense management, selling, general and administrative expenses were $113.7 million, compared to $119.0 million in the first quarter of 2013. Adjusted SG&A in the first quarter of 2014 was $111.4 million, and leveraged 80 basis points to 27.2% of sales.

Operating income was $20.1 million, compared to $28.5 million in the first quarter of 2013. Adjusted operating income in the first quarter of 2014 was $22.7 million, and deleveraged 120 basis points to 5.5% of sales.

During the first quarter, the Company recorded charges of $2.6 million for unusual items, which primarily consisted of severance associated with a corporate restructuring as well as severance associated with our fleet optimization initiative.

Adjusted net income, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

The Company opened 4 stores and closed 5 during the first quarter of 2014. The Company ended the quarter with 1,106 stores and square footage of 5.195 million, a decrease of 2.0% compared to the prior year.

In 2014, the Company now plans to open approximately 25 stores, 10 fewer than the original plan, and close 35, for a net of 10 fewer stores in North America. Ending square footage is expected to be 1.2% lower than end of fiscal 2013.

Capital Return Program

During the first quarter of 2014, the Company repurchased 521,017 shares for approximately $26.5 million. At the end of the first quarter, $88.2 million of the $100 million share repurchase program authorized in March 2014 remained available for future share repurchases.

Additionally, the Company reported its Board of Directors approved a quarterly dividend of $0.1325 per share, payable on July 17, 2014 to shareholders of record at the close of business on June 27, 2014.

Outlook

The Company is updating its outlook for fiscal 2014, and now projects adjusted earnings per diluted share will be between $2.90 and $3.05, assuming comparable retail sales for the year will be flat to negative 1%. This compares to its initial guidance of $2.85 to $3.05. This guidance anticipates a significant negative impact from foreign exchange in 2014.

The Company provided initial guidance for the second quarter of fiscal 2014, and is expecting an adjusted loss per share between $0.47 and $0.41, assuming comparable retail sales will be down low single digits. This compares to an adjusted net loss per share of $0.42 in the second quarter of 2013.

The Company estimates foreign exchange will negatively impact adjusted net income per diluted share by approximately $0.02 in the second quarter and $0.10 for fiscal 2014 at current exchange rates.

Conference Call Information

The Children’s Place will host a conference call to discuss its first quarter 2014 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of May 3, 2014, the Company operated 1,106 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 48 International stores open and operated by its franchise partners.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2014. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Investor Relations, (201) 558-2400 extension 14500

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 3,	May 4,
	2014	2013
Net sales	$410,149	$423,164
Cost of sales	261,888	259,896
Gross profit	148,261	163,268
Selling, general and administrative expenses	113,720	119,008
Other costs (income)	231	(1,023)
Depreciation and amortization	14,227	16,824
Operating income	20,083	28,459
Interest income (expense), net	19	60
Income before taxes	20,102	28,519
Provision for income taxes	6,506	9,247
Net income	$13,596	$19,272

Earnings per common share
Basic	$0.61	$0.84
Diluted	$0.61	$0.83

Weighted average common shares outstanding
Basic	22,150	23,043
Diluted	22,419	23,289

THE CHILDREN’S PLACE RETAIL STORES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 3,	May 4,
	2014	2013

Net income	$13,596	$19,272

Non-GAAP adjustments:
Store disposition	98	579
Restructuring costs	2,274	353
DC exit costs (income)	231	(1,023)
Aggregate impact of non-GAAP adjustments	2,603	(91)
Income tax effect (1)	(916)	120
Net impact of non-GAAP adjustments	1,687	29

Adjusted net income	$15,283	$19,301

GAAP net income per common share	$0.61	$0.83

Adjusted net income per common share	$0.68	$0.83

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	First Quarter Ended
	May 3,	May 4,
	2014	2013

Operating income	$20,083	$28,459

Non-GAAP adjustments:
Store disposition	98	579
Restructuring costs	2,274	353
DC exit costs (income)	231	(1,023)
Aggregate impact of non-GAAP adjustments	2,603	(91)

Adjusted operating income	$22,686	$28,368

THE CHILDREN’S PLACE RETAIL STORES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 3,	May 4,
	2014	2013

Gross profit	$148,261	$163,268

Non-GAAP adjustments:
Store disposition	98	-
Aggregate impact of non-GAAP adjustments	98	-

Adjusted gross profit	$148,359	$163,268

	First Quarter Ended
	May 3,	May 4,
	2014	2013

Selling, general and administrative expenses	$113,720	$119,008

Non-GAAP adjustments:
Store disposition	-	(160)
Restructuring costs	(2,274)	(340)
Aggregate impact of non-GAAP adjustments	(2,274)	(500)

Adjusted Selling, general and administrative expenses	$111,446	$118,508

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 3,	February 1,	May 4,
	2014	2014*	2013
Assets:
Cash and cash equivalents	$131,432	$173,997	$186,260
Short-term investments	64,000	62,500	15,000
Accounts receivable	25,099	25,960	22,223
Inventories	304,291	322,422	251,285
Other current assets	52,940	44,441	46,845
Total current assets	577,762	629,320	521,613

Property and equipment, net	315,314	312,149	334,443
Other assets, net	44,463	49,161	49,016
Total assets	$937,539	$990,630	$905,072

Liabilities and Stockholders' Equity:
Accounts payable	$120,654	$150,652	$69,644
Accrued expenses and other current liabilities	111,137	120,697	107,170
Total current liabilities	231,791	271,349	176,814

Other liabilities	100,335	102,503	106,848
Total liabilities	332,126	373,852	283,662

Stockholders' equity	605,413	616,778	621,410

Total liabilities and stockholders' equity	$937,539	$990,630	$905,072

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	May 3,	May 4,
	2014	2013

Net income	$13,596	$19,272
Non-cash adjustments	12,143	20,138
Working capital	(21,578)	(1,547)
Net cash provided by operating activities	4,161	37,863

Net cash used in investing activities	(17,396)	(22,112)

Net cash used in financing activities	(30,483)	(23,020)

Effect of exchange rate changes on cash	1,153	(599)

Net (decrease) increase in cash and cash equivalents	(42,565)	(7,868)

Cash and cash equivalents, beginning of period	173,997	194,128

Cash and cash equivalents, end of period	$131,432	$186,260

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